AGREEMENT

         This Agreement entered into as of the 29th December 1998 by and between Jeffrey Alan Muller ("Seller") and Save the World Air Inc. ("Buyer"), a Nevada corporation having its principal office at 1285 Ave of the Americas New York City is made with reference to the following facts.

         A. Seller controls the ownership of certain secret know-how, technology, methodology, prototypes, machinery and equipment relating to a ZERO POLLUTION EMISSION DEVICE together with certain letters, and patent rights and has adopted certain unregistered trademarks, service marks, logotypes, and trade styles, for use therewith.

         B. Buyer desires to Purchase and Seller desires to Sell to Buyer 100% of the international marketing and manufacturing rights of Seller in and to the Zero Pollution Emission Device.

1.0 DEFINITIONS

         1.01 ZERO POLLUTION EMISSION DEVICE. The term "Zero Pollution Emission Device" shall mean all of Seller's drawings, blueprints, sketches, diagrams, specifications, bills of material, manufacturing cost records, cost estimates, engineering records, engineering notes and notebooks service manuals, service instructions, manufacturing instructions, assembly instructions, testing instructions, operating instructions, parts lists, know-how data, technology, methodology, prototypes, programs, models, tools, patterns, and other physical and written descriptions and embodiments, including parts, subsystems and subassemblies and all associated fittings for the production of a Zero Pollution Emission Device, which Seller has tested which are possessed by Seller as of the date hereof, together with any future improvements thereto or betterments thereof whether made by Seller or Buyer;

         1.02 MARKS. The term "Marks" shall mean all/any of Seller's trademarks, trademark rights, service marks, trade usages, logotypes all of which are unregistered, and all other rights including goodwill worldwide relating to, or indicating the source or origin or, the Zero Pollution Emission Device.

         1.03 NET REVENUES. The term "Net Revenues" shall mean all revenues of any kind or nature whatsoever, whether in cash or in kind, actually received by or applied on behalf of Buyer or any person or entity which is an Affiliate or licensee or sublicensee of the Zero Pollution Device from Buyer, from the sale, rental or other disposition of products oil processes utilizing the Zero Pollution Device (including for this purpose spare or repair parts, modifications, improvements, and attachments thereto) to any person or entity which is not an Affiliate of Buyer, excluding, however, all interest, finance charges, import, export or customs duties or similar sales and excise taxes, shipping charges, packing charges, insurance or other separately related charges relating to transportation charges paid by Buyer directly with respect to the sale; and less (i) genuine trade discounts and quantity discounts, if any, allowed and taken and (ii) genuine allowances or credits, if any, given to customers on account of settlement of complaints, rejections or returns with respect to the sale or other disposition, all as actually invoiced or billed to customers.

         1.04 AFFILIATE. The tarn "Affiliate" means any corporation or other business entity with respect to which Seller or Buyer as the case may be, directly or indirectly owns or controls the majority of the voting stock, or has the right or power to designate or elect the directors or other management personnel, or otherwise has the right or power to control its operating management decision.

2.0      SALE OF ZERO POLLUTION EMISSION DEVICE AND OTHER INTANGIBLES

         2.01 SALE OF ASSETS. Subject to the terms and conditions hereunder, Seller agrees to assign, sell, transfer, grant and convey and does hereby assign, sell, transfer, grant and convey unto Buyer 100% of his marketing rights throughout the world in and to the Zero Pollution Devices. Seller agrees to promptly execute and deliver all papers and perform such other acts which are reasonably deemed necessary or appropriate by Buyer to transfer to Buyer or perfect in Buyer the right title and interest hereby conveyed, all of the same being in form and substance reasonably satisfactory to the counsel for Seller and Buyer. As the owner of the Zero Pollution Device, and any Marks, and Copyrights, Buyer has the right to grant licenses and sub-licenses thereunder but to protect Seller's security interest, Buyer shall provide Seller promptly with a copy of each such licenses or sub-licenses shall be on terms consistent with and subject to the Buyer's obligations hereunder.

         2.02 RESTRICTIONS ON SELLER. The sale herein is exclusive in all respects and Seller agrees that during the term of this Agreement, neither Seller nor any of its officers, employees, agents or Affiliates will, except as expressly requested by Buyer otherwise required to carry out the provisions of this Agreement:

a. Manufacture or sell the Zero Pollution Device or related equipment, either for its own account or on behalf of any other person or organization; or

b. Provide technical information or assistance relating to the Zero Pollution Device to any person or organizations other than Buyer or persons authorized by Buyer to receive such information or assistance; or

c. Assist any other organization in engaging in the design, development, engineering, manufacture or sale of the Zero Pollution Device or related equipment; or

d. Directly or indirectly reveal to anyone or utilize in any way the Zero Pollution Device (i,) except as required by this Agreement or (ii) as expressly requested by the Buyer. This provision, however, shall not apply to information which is, or through no fault of Seller becomes publicly available.

         2.03 FUTURE ASSURANCES. Subject to the limitations set forth elsewhere in this Agreement, Seller covenants and agrees to cooperate with Buyer, and upon request from Buyer to execute and delivery such documents and take such action as may be reasonably requested in order to fully carry out the intent and purpose of this Agreement.

3.0      PAYMENT OF PURCHASE PRICE

         3.01 PAYMENT OF VARIABLE PURCHASE PRICE. The purchase price for all of the marketing and manufacturing rights sold shall be an amount equal to the total sums payable to Seller pursuant to the provisions of this Paragraph 3.01. Subject to the terms and conditions hereof, including termination, in payment of the purchase price for the assets being conveyed hereunder, Buyer agrees to:

a. Pay Seller an amount equal to $500,000 and $10 royalty for every unit sold;

b. Issue and transfer 5,000,000 shares of Common Stock of Buyer to Seller within 120 days of the Agreement.

4.0      SELLER'S COVENANTS

         4.01 MARKETING ASSISTANCE. Seller covenants and agrees is requested by during the term of this Agreement, to reasonably assist Buyer in obtaining license agreements with third parties, under which such third parties would be licensed to produce devices in accordance with the Zero Pollution Device and any Rights thereto.

         4.02 PROSECUTION OF INFRINGEMENT SUITS. Buyer shall provide reasonably prompt notice to Seller upon becoming aware of possible infringement of any Rights by any third party. In any such event, except as provided below, buyer shall have sole right, but not the obligation, to file and prosecute suit at its own expense and to collect damages and other compensation, provided, however, that Buyer shall report and make payment to Seller with respect to the amount of any such recovery, net of all costs and expenses incurred therewith as if the infringer were a licensee. Buyer shall provide reasonable prior notice of all decisions with respect to any infringement actions, and an opportunity for Seller's counsel to collaborate and advise with respect thereto. If Buyer does not take action against any third party infringer within a reasonable time, Seller then shall have the sole right to do so in the name of buyer, but at Seller's own expense, and to collect damages and other compensation therefor.

5.0      SELLER'S COVENANTS

         5.01 MARKETING. Promptly following the date on which payment becomes due from Buyer's customer for the production of prototype (whether under sale or lease) or, if the production prototype is put into use by Buyer or an Affiliate, the date on which payment becomes due from the customer of Buyer or its Affiliate for the Zero Pollution Device from the first commercial production run of such machine, as the ease may be (which date is hereafter referred to as the "Prototype Machine Acceptance Date"), Buyer agrees to engage in reasonable marketing efforts for the purpose of creating a market for the sale, lease or license of additional machines, and to promote and popularize the Zero Pollution Device, including the preparation and distribution of promotional literature for use in the promotion of sales of products utilizing the Zero Pollution Device, the recruiting and maintenance of a sales personnel force commensurate with Buyer's reasonable projection of the market for the Zero Pollution Device and Net Revenues, and to continue to engage in such efforts until the termination of this agreement, provided, however, Buyer shall be entitled to submit to Seller promptly after the Prototype Acceptance Date and annually thereafter during the term of this Agreement a detailed marketing plan which, if not disapproved with specific objections by Seller within thirty (30) days, shall be deemed satisfactory. In the event that the parties are unable to agree on the marketing plan, the matter shall be submitted to arbitration. Buyer agrees to use reasonable efforts to continually implement the marketing plan during the period covered thereby and when necessary modify the same to reflect changed marketing conditions, if any, and further agrees to keep Seller timely informed of the nature, extent and results of all such sales and marketing efforts.

         5.02 IMPROVEMENTS AND ADDITIONAL PATENTS. Buyer shall promptly disclose to Seller all improvements to the Zero Pollution Device by Buyer and, Buyer at its sole cost and expense, shall promptly prepare, file and prosecute applications to register any additional applications for letters patent which provide material protection for the Zero Pollution Device and related equipment products and processes, as being practiced at that time or as expected by Buyer to be practiced in the fixture in the United States and such foreign countries as Buyer may reasonably determine are likely to have market conditions that warrant obtaining such protection. In the event that Buyer shall fail to perform any of its obligations under this subparagraph, Seller shall have the right to direct or take over such activities in the name and on behalf of Buyer as Seller in its sole discretion may reasonably determine to be in its best interests. Thereupon, Buyer shall reimburse Seller for the reasonable expenses actually incurred by Seller for prosecuting such applications. In the event that Buyer decides not to appeal any final determination of the Examiner, Seller shall have the right to file and prosecute such appeal at its own expense. Seller, at its cost and expense, shall in good faith have the right to obtain such protection in any country in which Buyer elects not to do so, and Buyer shall cooperate with Seller in doing so.

         5.03 SECRECY AND NON-COMPETITION. During the term of this Agreement, Buyer and its Affiliates will provide the same degree of protection for all trade secrets communicated to Buyer by Seller and identified at that time as "Seller Trade Secrets" as Buyer exercises with respect to its own information of similar character and importance. Buyer shall use its best efforts to obtain from each of its employees or agents (present or future) who will spend substantial time working on the Zero Pollution Device and/or who will have any trade secrets, confidential information or unpublished know-how relating to the Zero Pollution Device and Employee Invention and Secrecy Agreement substantially and shall include appropriate secrecy provisions in all contracts with its customers, licensees and sublicensees of the Zero Pollution Device or parts thereof, of which agreements Seller, as secured party hereunder, shall be a beneficiary.

6.0      WARRANTIES

         6.01 WARRANTIES BY SELLER. Seller expressly warrants and represents Buyer that; a) Seller has the power, right and authority to enter into and perform its obligations under this Agreement. All necessary action has been taken to authorize the execution, delivery and performance of this Agreement.

         6.02 WARRANTIES BY BUYER. Buyer represent and warrants to Seller as follows;

a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, United States; b) All necessary and corporate actions have been taken to authorize the execution, delivery and performance of this Agreement by Buyer; and c) This Agreement when duly signed by Seller and Buyer will be a binding obligation of buyer enforceable in accordance with its terms.

7.0      TERMINATION.

         7.01 TERMINATION FOR DEFAULT OF BUYER. This Agreement may be terminated by Seller in the event; (a) Buyer fails to make any payment as provided under Paragraph 3.01 hereof, provided however, Seller shall have first given written notice to Buyer specifying such failure and Buyer shall not have cured such failure within thirty (30) days after receipt of such notice; or (b) Buyer shall fail to substantially and continuously satisfy its promotion and exploitation obligations under Paragraph 3.02 after written notice to buyer specifying such failure except on account of a material breach by Seller of a material breach by Seller of a material warranty hereunder; or c) Buyer shall fail to perform any other obligation under this Agreement, provided, however, Seller shall have first given written notice to Buyer specifying such failure and Buyer shall have not cured such failure with thirty (30) days after receipt of such notice, and further provided, that is such failure by its nature is not readily curable within such initial time period but Buyer has undertaken good faith efforts to cure such failure, Buyer shall, have an additional twenty-one (21) days within which to complete such action, provided the default may be reasonably expected to be cured within said additional 21 Days.

         7.02 MISCELLANEOUS TERMINATION BY SELLER. Seller shall have the right to terminate the Agreement upon written notice to Buyer in the event that; (a) Buyer files a voluntary petition under any Chapter of Bankruptcy Code or similar insolvency law of any jurisdiction or proposes a dissolution or liquidation; OR
(b) Buyer has filed against it any petition under any Chapter of the Bankruptcy Code or similar insolvency law of any jurisdiction, which petition is not dismissed. It is further provided that should the provisions of subparagraphs
(a) or (b) above be invalid or unenforceable under then applicable provisions of the Bankruptcy Code or any similar insolvency law of any jurisdiction, the Trustee in Bankruptcy or Debtor in Possession of Buyer shall continue to have the same rights and obligations to perform under this Agreement by such Trustee or Debtor in Possession shall have the right to terminate this Agreement on 30 days' written notice or such other reasonable period of time as may be determined by the court then having jurisdiction over Buyer.


8.0      RIGHTS UPON TERMINATION

         8.01 TERMINATION BY SELLER. In addition to any other rights it may have in law or equity, Seller shall have the following rights upon termination of this Agreement:

         (a) In the event that Seller terminates this Agreement because Buyer has failed to comply with the performance standards and Seller elects to terminate this Agreement: (i) title to the Zero Pollution Device, Rights and Copyrights, to the extent and in the form delivered by Seller to Buyer, together with drawings of betterments, modifications and improvements to any production prototype machine built by Buyer, will automatically be deemed to be acquired or required by Seller upon the effective date of termination of this Agreement without compensation being or becoming due to Buyer, (ii) Buyer, at its sole cost and expense, shall promptly thereafter return to Seller all equipment, machines and documents relating to the Zero Pollution Device which buyer originally received from Seller. After such a termination, Buyer, its affiliates, licencees and sublicensees will immediately cease and desist from using, manufacturing and exploiting the Zero Pollution Device and Marks.

         (b) In the event Buyer does not substantially and continuously satisfy its promotion and exploitation obligations as set forth herein except on account of a material breach by Seller of a warranty hereunder, and Seller elects to terminate this Agreement, Seller upon the effective date of the termination of this Agreement will be deemed to have acquired a fully paid royalty free, world-wide license from Buyer to manufacture, use and exploit the Zero Pollution Device, Rights, Marks and Copyrights including the right to grant sublicenses thereunder, which shall be exclusive except as to buyer's then excluding licensees and sublicensees, but only as applied to machines and cartons utilizing the Zero Pollution Device sold or leased or licensed by Buyer prior to the effective date of the termination. In all other respects the provisions of
(a) above shall he applicable.

         (c) To the event that Seller terminates this Agreement on account of the default by Buyer of any sums due and owing to Seller hereunder, or for any other reason the provisions of (a) above shall be applicable and, in addition, Seller, as secured creditor, shall have such other remedies as may then be available to it under law of in equity including the exercise of its security interest granted herein.

         (d) In the event of any termination of this Agreement by Seller, Buyer shall have the right to complete the manufacture of any devices in the process of design, manufacture or delivery and to sell the same, provided, however, the proceeds thereof shall be subject to the rights of Seller (i) to recover sums then due and owing to it, and (ii) Buyer shall continue to have the obligation to report and pay over to Seller the sums due thereon determined in accordance with the provisions of Paragraph 3.01. Further, in the event the provisions of subparagraphs (b) or (c) above are applicable upon Seller's termination of this Agreement, Buyer shall have the right to continue to receive royalties under any existing licenses or similar agreement with third parties, subject, however, to the obligation to report and pay to Seller the sums due determined under the provisions of Paragraph 3.01 hereof.

9.0      GENERAL LIMITATIONS.

         9.01 NO AGENCY, PARTNERSHIP OR JOINT VENTURE. This Agreement does NOT render, and nothing herein contained shall be construed to render Buyer or Seller as an agent for the other or liable for any debts, obligations or liabilities of the other now existing or to be incurred in the performance of this Agreement. Nothing in this Agreement shall be deemed or construed to constitute or create between the parties hereto, a partnership or joint venture.

10.0     NOTICES.

         10.01 NOTICES. Except as provided elsewhere in this Agreement, all statements, payment and documents required or permitted by this Agreement to be provided or given to either party shall be deemed to have been so provided or given upon the mailing thereof postage paid by first-class mail, and all notices required hereunder shall be deemed to have been given upon the mailing thereof by postage paid certified mail, return receipt requested, addressed to such party as its following address or at such other addresses and to the attention of such other officers or individuals as it may from time to time designate in writing to the other party:

11.0     ENTIRE AGREEMENT.

         11.01 ENTIRE AGREEMENT. This Agreement shall represent the entire agreement by and between Buyer and Seller and all previous agreements between Buyer and Seller are hereby terminated and superseded. This Agreement shall not be modified except by an Agreement in writing signed by both parties hereto.

12.0     MISCELLANEOUS.

         12.01 ARBITRATION. In the event that the parties are unable to reach any future agreement specifically provided for herein within 120 days of commencement of a request for such agreement by either party, the matter shall be finally settled by arbitration pursuant to the rules then in effect of the American Arbitration Association. The arbitration shall take place in Australia if commenced by Seller, or in America (U.S.A) if commenced by Buyer. Such arbitration shall not include any issue with respect to breach of this Agreement, specific performance, damages, injunctive relief or any equitable relief, all of which may be resolved by an action in law or equity in a court of appropriate jurisdiction at any time.

         12.02 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable for any reason, such provision is fully separable, and shall thereupon be separated from, the remaining provisions of this Agreement, and the remaining provisions are nevertheless validated and enforceable as if such of the provisions held invalid or unenforceable were not a part of this Agreement.

         12.03 HEADINGS. Headings and captions of this Agreement are included for purposes of convenient reference only and shall not be construed as limiting, expanding or modifying in any way a text of any paragraph or section.

         12.04 USE OF MARKS. Buyer shall have the non-exclusive right, but not the obligation, to use the Marks, but the purchase price shall not be reduced if Buyer elects not to use the Marks, or if Buyer is prevented from using the Marks because such infringes prior rights.

         12.05 WAIVER. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way derogate the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision thereof be held to be a waiver of the provision itself.

         12.06 GOVERNING LAW. This Agreement shall he governed by construed in accordance WITH the laws of Nevada.

         12.07 ASSIGNMENT AND BENEFIT. Neither party shall have the right to assign its rights or to delegate its duties hereunder without prior written consent of the other party, but in the case of an assignment of rights or to delegate its duties hereunder without the prior written consent of the other party, but in the case of an assignment of rights such consent will not be reasonably withheld. Such consent of either party shall not be required for any such assignment by Buyer or Seller to any of its affiliates, but such an assignment shall not relieve Seller or Buyer, as the case may be, of any of its obligations hereunder. Subject to the above, this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         12.08 COUNTERPARTS. This Agreement shall be executed in duplicate with one executed copy to be retained by Seller and the other by Buyer.


         EXECUTED as a bind contract by their duly authorized officers or representatives.


                           /S/ Jeffrey A. Muller
                           ----------------------------------
                           Jeffrey A. Muller


                           BY:/S/ Jeffrey A. Muller
                              -------------------------------
                              President
                              SAVE THE WORLD AIR, INC.